Exhibit 1.1

Execution Version

100,000,000 Shares

VICI PROPERTIES INC.
(A Maryland corporation)

COMMON STOCK ($0.01 PAR VALUE PER SHARE)

UNDERWRITING AGREEMENT

June 25, 2019

June 25, 2019
BofA Securities, Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
as Representatives of the several Underwriters named in Schedule I hereto

BofA Securities, Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
As Forward Sellers

Bank of America, N.A.
Deutsche Bank AG, London Branch
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
As Forward Purchasers

c/o BofA Securities, Inc.
One Bryant Park
New York, New York 10036

Ladies and Gentlemen:
VICI Properties Inc., a Maryland corporation (the “Company”), and VICI Properties L.P., a Delaware limited partnership (the “Operating Partnership”), each confirms its respective agreements with you as representatives (the “Representatives”) of the several underwriters named in Schedule I hereto (the “Underwriters”) with respect to the proposed issuance and sale of 35,000,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Firm Shares”). The Company also proposes to issue and sell to the several Underwriters not more than an additional 15,000,000 shares of its Common Stock, $0.01 par value per share (the “Additional Shares”), if and to the extent that you, as Representatives of the Underwriters, shall have determined to exercise, on behalf of the Underwriters, the right to purchase such shares of Common Stock granted to the Underwriters in Section 3 hereof. The Firm Shares and the Additional Shares are hereinafter collectively referred to as the “Shares.” The shares of Common Stock, $0.01 par value per share, of the Company to be outstanding after giving effect to the sales contemplated hereby are hereinafter referred to as the “Common Stock.” This underwriting agreement is herein referred to as the “Agreement.”

In addition, BofA Securities, Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC in their capacities as sellers of Underwritten Borrowed Shares (as defined below) hereunder (the “Forward Sellers”), at the Company’s request in connection with (i) the letter agreement dated the date hereof between the Company and Bank of America N.A., (ii) the letter agreement dated the date hereof between the Company and Deutsche Bank AG, London Branch, (iii) the letter agreement dated the date hereof between the Company and Goldman Sachs & Co. LLC and (iv) the letter agreement dated the date hereof between the Company and Morgan Stanley & Co. LLC (each such letter agreement, a “Forward Sale Agreement,” and together, the “Forward Sale Agreements”) and Bank of America N.A., Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC in their capacities as counterparties under their respective Forward Sale Agreements, the “Forward Purchasers”) relating to the forward sale by the Company, subject to the Company’s right to elect Cash Settlement or Net Share Settlement (as defined in the applicable Forward Sale Agreements), of a number of shares of Common Stock of the Company equal to the number of Underwritten Borrowed Shares sold by each of the Forward Sellers pursuant to this Agreement, confirm their respective agreements with the Representatives and each of the other Underwriters with respect to the sale by the Forward Sellers, acting severally and not jointly, and the purchase by the Underwriters, acting severally and not jointly, of an aggregate of 65,000,000 shares of Common Stock (the “Underwritten Borrowed Shares”). The Underwritten Borrowed Shares and the Company Top-Up Underwritten Shares (as defined in Section 10(a) hereof) are herein referred to collectively as the “Underwritten Forward Shares.”
The Company has filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement, including a prospectus covering the public offering and sale of certain securities, including the Shares and the Underwritten Forward Shares, on Form S-3 (No. 333-227641). The registration statement, as amended at the time it became effective, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement”; the related prospectus covering such securities dated October 1, 2018 in the form first used to confirm sales of the Shares and the Underwritten Forward Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Base Prospectus.” The Base Prospectus, as supplemented by the prospectus supplement specifically relating to the Shares and the Underwritten Forward Shares in the form first used to confirm sales of the Shares and the Underwritten Forward Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus” and the term “preliminary prospectus” means the preliminary form of the Prospectus dated June 24, 2019 and distributed to prospective purchasers of the Shares and the Underwritten Forward Shares.

For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means the preliminary prospectus together with the free writing prospectuses, if any, each identified in Schedule III hereto, and the documents and pricing information set forth in Schedule III hereto, and “broadly available road show” means a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i) whether or not required to be filed with the Commission that has been made available without restriction to any person. As used herein, the terms “Registration Statement,” “Base Prospectus” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Registration Statement, the Base Prospectus, the preliminary prospectus, the Time of Sale Prospectus or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein. For purposes of this Agreement, the term “Time of Sale” means 5:30 p.m., New York City time, on the date hereof.
1.Representations and Warranties by the Company and the Operating Partnership. Each of the Company and the Operating Partnership, jointly and severally, represents and warrants to and agrees with each of the Underwriters, the Forward Sellers and the Forward Purchasers that:
(a)    The Registration Statement has been filed with the Commission and became effective upon filing; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the Company’s knowledge, threatened by the Commission.
(b)    (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Prospectus or the Prospectus complied, or will comply when so filed, in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) the Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not as of the date of any such amendment or supplement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply, in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (iv) the Time of Sale Prospectus, or any free writing prospectus, when considered together with the Time of Sale Prospectus, does not, and at the time of each sale of the Shares and the Underwritten Forward Shares in connection with the offering when the Prospectus is not yet available to prospective purchasers and on the Closing Date (as defined in Section 5), as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (v) each broadly available road show, if any, when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (vi) the Prospectus, as of its date, does not contain and, as amended or supplemented, if applicable, as of the date of such amendment or supplement, the Closing Date and any Option Closing Date (as defined in Section 3(b)), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon information relating to any Underwriter, Forward Seller or Forward Purchaser, furnished to the Company in writing by an Underwriter, a Forward Seller or a Forward Purchaser through you expressly for use therein, it being understood and agreed that the only such information is the information in the fifth, sixth, twenty-fifth (which is the paragraph under the caption “Price Stabilization, Short Position and Penalty Bids), twenty-sixth (which is the first paragraph under the caption “Other Relationships”) and twenty-seventh (which is the second paragraph under the caption “Other Relationships”) under the heading “Underwriting,” in each case contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus (collectively, the “Underwriter Information”).
(c)    (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Securities Act) made any offer relating to the securities in reliance on the exemption of Rule 163 under the Securities Act, and (iv) as of the Time of Sale, the Company was and is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act).
(d)    The Company is not an “ineligible issuer” as defined in Rule 405 under the Securities Act, without taking account of any determination by the Commission pursuant to Rule 405 under the Securities Act that it is not necessary that the Company be considered an ineligible issuer, as of the eligibility determination date specified in Rule 164 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule III hereto forming part of the Time of Sale Prospectus, and electronic road shows, if any, each furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.
(e)    The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Maryland, has the corporate power and authority to own and lease its properties and to conduct its business as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus and to enter into and perform its obligations under this Agreement and the Forward Sale Agreements and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, including the Operating Partnership, taken as a whole (“Material Adverse Effect”).
(f)    VICI Properties GP LLC (the “General Partner”) has the limited liability company power and authority, as the sole general partner of the Operating Partnership, to cause the Operating Partnership to enter into and perform the Operating Partnership’s obligations under this Agreement.
(g)    Each “significant subsidiary” of the Company (as the term is defined in Rule 1-02 of Regulation S-X) has been duly organized, is validly existing as a corporation, limited liability company, limited partnership or other type of entity or organization, as the case may be, in good standing under the laws of the jurisdiction of its incorporation, organization or formation, has the corporate, partnership, limited liability company or similar power and authority to own and lease its properties and to conduct its business as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. The Company is and will be as of the Closing Date the sole member of the sole general partner of the Operating Partnership. The General Partner is and will be as of the Closing Date the sole general partner of the Operating Partnership. The only subsidiaries of the Company are (A) the subsidiaries of the Company listed on Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018

(the “Form 10-K”) and (B) certain other subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a “significant subsidiary,” as defined in Rule 1-02 of Regulation S-X. The Operating Partnership, the General Partner, VICI Properties 1 LLC, Claudine Propco LLC, Claudine Property Owner LLC, CPLV Property Owner LLC, New Horseshoe Hammond LLC, CPLV Mezz 1 LLC, CPLV Mezz 2 LLC, CPLV Mezz 3 LLC and Horseshoe Southern Indiana LLC are the only “significant subsidiaries” of the Company, as the term “significant subsidiary” is defined in Rule 1-02 of Regulation S-X.
(h)    This Agreement has been duly authorized, executed and delivered by each of the Company and the Operating Partnership. Each of the Forward Sale Agreements has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the applicable Forward Purchaser, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors or (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought and, as to rights of indemnification and contribution, by federal or state securities law or principles of public policy.
(i)    The authorized Common Stock of the Company conforms in all material respects as to legal matters to the description thereof contained in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus.
(j)    The shares of Common Stock outstanding prior to the issuance of the Shares, any Company Top-Up Underwritten Shares and any shares of Common Stock issuable by the Company pursuant to the Forward Sale Agreements have been duly authorized and are validly issued, fully paid and non‑assessable. None of the outstanding shares of Common Stock were issued in violation of the preemptive or other similar rights of any securityholder of the Company. Except as set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus, (i) there are no outstanding securities convertible into or exercisable or exchangeable for any shares of capital stock of the Company, and (ii) there are no outstanding options, warrants, or other rights to purchase or subscribe for capital stock or other ownership interests of the Company.
(k)    The Shares have been duly authorized and, when issued and delivered against payment therefor as provided herein pursuant to due authorization by the Company’s board of directors (the “Board”) or a duly authorized committee thereof in accordance with the terms of this Agreement, will be validly issued, fully paid and non‑assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights of any securityholder of the Company. The certificates, if any, to be used to evidence the Shares will, at the Closing Date (as defined herein), be in due and proper form and will comply in all material respects with all applicable legal requirements, the requirements of Maryland state law, the charter and the bylaws of the Company and the requirements of the New York Stock Exchange (the “NYSE”).
(l)    The Company Top-Up Underwritten Shares, if any, to be issued and sold by the Company hereunder have been duly authorized and, when issued and delivered against payment therefor as provided herein pursuant to due authorization by the Board or a duly authorized committee thereof in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of the Company Top-Up Underwritten Shares will not be subject to any preemptive or similar rights of any securityholder of the Company. A number of shares of Common Stock equal to the aggregate of two times the initial Base Amount (as defined in the applicable Forward Sale Agreements) has been reserved for issuance under the Forward Sale Agreements. The shares of Common Stock deliverable under the Forward Sale Agreements have been duly authorized and, when issued and delivered by the Company to the Forward Purchasers pursuant to the Forward Sale Agreements against payment of any consideration required to be paid by the Forward Purchasers pursuant to the terms of the Forward Sale Agreements, will be validly issued, fully paid and non-assessable, and the issuance of such shares of Common Stock will not be subject to any preemptive or similar rights of any securityholder of the Company.
(m)    The Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of October 6, 2017 (the “Partnership Agreement”), is in full force and effect. All of the outstanding partnership interests (“OP Units”) of the Operating Partnership have been duly authorized and are validly issued in accordance with the Partnership Agreement, and, except for restrictions on transferability in the Partnership Agreement or as otherwise set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus, all outstanding partnership interests of the Operating Partnership are owned by the Company directly or indirectly, free and clear of any perfected security interest or any other security interests, claims, mortgages, pledges, liens, encumbrances or other restrictions of any kind. Except as set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there are no outstanding options, warrants, or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or partnership interests of the Operating Partnership. The OP Units to be issued to the Company in connection with the Company’s issuance of the Shares, upon the contribution by the Company to the Operating Partnership of the proceeds from the sale of the Shares to be issued and sold by the Company pursuant to this Agreement, will be duly authorized for issuance by the Operating Partnership to the Company, and at the time of their issuance will be validly issued in accordance with the Partnership Agreement. None of the OP Units have been or, upon issuance as provided in the prior sentence, will be issued in violation of the preemptive or other similar rights of any security holder of the Operating Partnership or any other person or entity.
(n)    The OP Units to be issued to the Company in connection with the issuance of the Company Top-Up Underwritten Shares, if any, upon the contribution by the Company to the Operating Partnership of the proceeds from the sale of the Company Top-Up Underwritten Shares to be issued and sold by the Company pursuant to this Agreement, will be duly authorized for issuance by the Operating Partnership to the Company, and at the time of their issuance will be validly issued in accordance with the Partnership Agreement. The OP Units to be issued to the Company in connection with the issuance of any shares of Common Stock pursuant to the Forward Sale Agreements will be duly authorized for issuance by the Operating Partnership to the Company, and at the time of their issuance will be validly issued in accordance with the Partnership Agreement. None of the OP Units referred to in this paragraph have been or, upon issuance as provided in the prior two sentences, will be issued in violation of the preemptive or other similar rights of any security holder of the Operating Partnership or any other person or entity.
(o)    All of the outstanding shares of capital stock or other ownership interests of each “significant subsidiary” other than the Operating Partnership have been duly authorized and are validly issued, and are, to the extent applicable, fully paid and non-assessable, and, except for restrictions on transferability in the organizational documents or as otherwise set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus, all outstanding shares of capital stock or other ownership interests of the Company’s “significant subsidiaries” other than the Operating Partnership are owned by the Company either directly or through subsidiaries that are wholly-owned, free and clear of any perfected security interest or any other security interests, claims, mortgages, pledges, liens, encumbrances or other restrictions of any kind. Except as set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there are no outstanding options, warrants, or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for capital stock or other ownership interests of any “significant subsidiary” other than the Operating Partnership.
(p)    The Partnership Agreement has been duly and validly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company and the General Partner in accordance with its terms.
(q)    Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, (i) the Company is not currently prohibited,

directly or indirectly, from making any distributions to its stockholders to the extent permitted by applicable law and (ii) the Operating Partnership is not currently prohibited, directly or indirectly, from paying any dividends or distributions to the Company to the extent permitted by applicable law, from making any other distribution on the Operating Partnership’s partnership interest, from repaying to the Company any loans or advances to the Operating Partnership from the Company or from transferring any of the Operating Partnership’s property or assets to the Company.
(r)    Neither the Company nor any of its subsidiaries is (i) in violation of its articles of incorporation, charter, bylaws, certificate of limited partnership, agreement of limited partnership, certificate of formation, limited liability company agreement or other organizational document, as applicable, as amended or supplemented, (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, ground lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the properties of the Company or any of its subsidiaries (the “Properties”) or any other assets of the Company or any of its subsidiaries is subject (collectively, “Agreements and Instruments”), or (iii) in violation of any law, statute, rule, regulation, judgment, order, writ or decree applicable to the Company or any of its subsidiaries of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its subsidiaries or the Properties or any of their respective other assets or operations, except, in the case of clauses (ii) and (iii) of this sentence, for any such defaults or violations that would not have a Material Adverse Effect. The execution and delivery by the Company and the Operating Partnership of, and the performance by the Company and the Operating Partnership of their respective obligations under, this Agreement and the Forward Sale Agreements, as applicable, will not (i) contravene any provision of applicable law or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company, the Operating Partnership or any of their respective subsidiaries, (ii) result in the violation of the organizational documents of the Company, the Operating Partnership or any of their respective subsidiaries or (iii) result in a breach or violation of any Agreements and Instruments binding upon the Company, the Operating Partnership or any of their respective subsidiaries, except, in the case of clauses (i) and (iii) of this sentence, for any such contravention, violation or breach that would not have a Material Adverse Effect. No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company or the Operating Partnership of their respective obligations under this Agreement or the Forward Sale Agreements, as applicable, except (i) as have been obtained or made by the Company or the Operating Partnership and (ii) (A) such as may be required by the securities laws of any U.S.

state or non-U.S. jurisdiction or Blue Sky laws of the various U.S. states in connection with the offer and sale of the Shares, any Company Top-Up Underwritten Shares and the shares of Common Stock issuable by the Company pursuant to the Forward Sale Agreements, (B) the filing of a supplemental listing application with respect to the Shares, any Company Top-Up Underwritten Shares and the shares of Common Stock issuable by the Company pursuant to the Forward Sale Agreements with the NYSE, and (C) such approvals as have been obtained under the rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Except as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, the execution and delivery by the Company and the Operating Partnership of, and the performance by the Company and the Operating Partnership of their respective obligations under, this Agreement and the Forward Sale Agreements, as applicable, will not constitute a Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon the Properties or any other assets of the Company or any of its subsidiaries pursuant to, the Agreements and Instruments (except for such Repayment Events, liens, charges or encumbrances that would not have a Material Adverse Effect). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.
(s)    Except as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus or which have been properly complied with or waived, there are no persons with registration rights or other similar rights to have any equity or equity-derivative securities registered for sale pursuant to the Registration Statement or the Prospectus or otherwise registered for sale or sold under the Securities Act by either of the Company or the Operating Partnership.
(t)    There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus.
(u)    Except as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which the Company or any of its subsidiaries is a party or to which any of the Properties is subject, which would, if determined adversely to the Company, reasonably be expected to have a Material Adverse Effect, or which would materially and adversely affect the consummation of the transactions contemplated by this Agreement or the Forward Sale Agreements, or contemplated by the Registration Statement, the Time of Sale Prospectus and the Prospectus; and there are no material contracts or other documents that are required to be described in the Registration Statement, the Time of Sale Prospectus or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.
(v)    Each preliminary prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.
(w)    Each of the Company and the Operating Partnership is not, and immediately after giving effect to (A) the offering and sale of the Shares pursuant to this Agreement and the application of the net proceeds therefrom; (B) the offering and sale of the Company Top-Up Underwritten Shares and the application of the net proceeds therefrom; or (C) the issuance and delivery of shares of Common Stock under the Forward Sale Agreements and the application of the net proceeds therefrom, each as described in the Time of Sale Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(x)    Except as disclosed in the Registration Statement, the Time of Sale Prospectus or the Prospectus, the Company, its subsidiaries and Harrah’s Joliet Landco LLC which is the only joint venture in which either of the Company or any of its subsidiaries owns an interest, (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect.
(y)    There are (i) no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean‑up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) and (ii) no notices of potential liability or claims pending or, to the knowledge of the Company or the Operating Partnership, threatened against the Company, any of its subsidiaries or Harrah’s Joliet Landco LLC or any of the Properties concerning Environmental Laws, which in the case of sub-clause (i) or (ii) would, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect; neither the Company, any of its subsidiaries or Harrah’s Joliet Landco LLC nor, to the knowledge of the Company or the Operating Partnership, any other person has contaminated or caused conditions that threaten to contaminate any of the Properties with Hazardous Materials (as defined below), except for such contamination or threats of contamination that would not, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect; none of the Properties is included on or, to the knowledge of the Company or the Operating Partnership, is proposed for inclusion on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §. 9601 et seq., or any similar list or inventory of contaminated properties, the result of which would, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect. As used herein, “Hazardous Material” shall mean any hazardous material, hazardous waste, hazardous substance, hazardous constituent, toxic substance, pollutant, contaminant, asbestos, petroleum, petroleum waste, radioactive material, biohazardous material, explosive or any other material, the presence of which in the environment is prohibited, regulated, or serves as the basis of liability, as defined, listed, or regulated by any applicable federal, state, or local environmental law, ordinance, rule, or regulation.
(z)    (i) None of the Company or its subsidiaries, or, to the Company’s or the Operating Partnership’s knowledge, any director, officer, affiliate, employee, agent or representative of the Company or of any of the Company’s subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, or to any person, in violation of any applicable anti-corruption laws; (ii) the Company and its subsidiaries and controlled affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein; and (iii) neither the Company nor its subsidiaries will use, directly or indirectly, the proceeds of the offering of the Shares or the Company Top-Up Underwritten Shares or from the issuance of shares of Common Stock pursuant to the Forward Sale Agreements, as the case may be, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws.
(aa)    The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of applicable jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or the Operating Partnership, threatened.
(bb)     (i) None of the Company or any of its subsidiaries, or, to the Company’s or the Operating Partnership’s knowledge, any director, officer, employee, agent or affiliate of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by one or more Persons that are:
(A)    the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or
(B)    located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea and Syria).
(ii)    The Company and the Operating Partnership will not, directly or indirectly, use the proceeds of the offering of the Shares or the Company Top-Up Underwritten Shares or from the issuance of shares of Common Stock pursuant to the Forward Sale Agreements, as the case may be, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:
(A)    to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or
(B)    in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).
(iii)    Since its formation, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.
(cc)    Except as disclosed in the Registration Statement, Time of Sale Prospectus and Prospectus: (i) the Company, either directly or through a subsidiary or Harrah’s Joliet Landco LLC, has good and marketable fee or leasehold title to the Properties, in each case, free and clear of all mortgages, pledges, liens, charges, security interests, claims, restrictions or encumbrances of any kind, other than those that do not, singly or in the aggregate, materially and adversely affect the value of such Properties and do not materially interfere with the use made or proposed to be made of such Property by the Company, any of its subsidiaries or Harrah’s Joliet Landco LLC; (ii) none of the Company, any of its subsidiaries or Harrah’s Joliet Landco LLC owns any material real property other than the Properties described in the Registration Statement, the Time of Sale Prospectus and the Prospectus as being so owned; (iii) with respect to the Material Properties, each of the ground leases relating to a Property, if any, material to the business of the Company, its subsidiaries and Harrah’s Joliet Landco LLC, taken as a whole, and under which the Company, any of its subsidiaries or Harrah’s Joliet Landco LLC holds the Properties, is in full force and effect, with such exceptions as do not materially interfere with the use made or proposed to be made of such Property by the Company, any of its subsidiaries or Harrah’s Joliet Landco LLC, and none of the Company, any of its subsidiaries or Harrah’s Joliet Landco LLC has received any notice of any material claim of any sort that has been asserted by any ground lessor under a ground lease threatening the rights of the Company, any of its subsidiaries or Harrah’s Joliet Landco LLC to the continued possession of the leased premises under any such ground lease; (iv) except as would not be reasonably expected to have a Material Adverse Effect, to the knowledge of the Company or the Operating Partnership, no lessee of any of the Properties is in default under any of the leases relating to the Properties and neither the Company nor any of its subsidiaries knows of any event which, whether with or without the passage of time or the giving of notice, or both, would constitute a default under any such lease; (v) no tenant under any of the leases at the Material Properties has any option or right of first refusal to purchase all or part of any of the premises under such lease; (vi) each of the Material Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Material Properties) and deed restrictions or other covenants, except for such failures to comply that would not, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect; (vii) none of the Company, any of its subsidiaries or Harrah’s Joliet Landco LLC has (A) received from any governmental authority any written notice of any condemnation of or zoning change materially and adversely affecting the Material Properties, or (B) knowledge of any pending or threatened condemnation proceedings, zoning change or other proceeding or action that will materially affect the use or value of any of the Material Properties; and (viii) the mortgages and deeds of trust that encumber the Material Properties are not convertible (in the absence of foreclosures) into equity securities of the entity owning such Material Property and said mortgages and deeds of trust are not cross-defaulted to any indebtedness other than indebtedness of the Company or any of its subsidiaries or cross-collateralized with any property other than other Material Properties or assets owned directly or indirectly by the Company and its subsidiaries. For purposes hereof, “Material Properties” shall mean the Company’s net investment in any Property which equals 10% or more of the total carrying value of the Company’s real estate portfolio as of March 31, 2019.
(dd)    Each of the material partnership agreements, declarations of trust or trust agreements, limited liability company agreements (or other similar agreements) and joint venture agreements to which the Company or the Operating Partnership is a party has been duly authorized, executed and delivered by such applicable party and constitutes the valid agreement thereof, enforceable in accordance with its terms, except as limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors or (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.
(ee)    The Company has not received any written communication regarding a tenant’s or guarantor’s termination of or intent not to renew any of its leases or guarantee agreements with the Company or any of its subsidiaries, and no such termination or non-renewal has been threatened in writing to the Company or any of its subsidiaries by any other party thereto, in each case that would have a Material Adverse Effect.
(ff)    The Company and its subsidiaries own or possess the right to use, or can acquire on reasonable terms, all patents, patent rights, licenses, inventions, copyrights, know‑how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently used by them in connection with the business now operated by them, except where the failure to do so would not be reasonably expected to have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.
(gg)    No material labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company or the Operating Partnership, is imminent, which, in either case, would be reasonably expected to result in a Material Adverse Effect.
(hh)    The Company and each of its subsidiaries are insured by insurers of, in their reasonable judgment, recognized financial responsibility (determined as of the date such insurance was obtained) against such losses and risks and in such amounts as are customary in the businesses in which they are engaged; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for, which refusal would be reasonably expected to have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able (i) to renew, if desired, its existing insurance coverage as and when such coverage expires or (ii) to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not be reasonably expected to have a Material Adverse Effect. To the knowledge of the Company and the Operating Partnership, Caesars Entertainment Corporation and/or its subsidiaries maintain insurance on the Properties with carriers against such risks and in such amounts as the Company and the Operating Partnership deem prudent in their reasonable judgment.
(ii)    Except where any such failure to do so would not be reasonably expected to have a Material Adverse Effect, the Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.
(jj)    Except as would not be reasonably expected to have a Material Adverse Effect: (i) each of the Company and the Operating Partnership is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); (ii) no “reportable event” (as defined in ERISA) for which notice has not been waived has occurred with respect to any “pension plan” (as defined in ERISA) for which either the Company or the Operating Partnership would have any material liability; (iii) neither the Company nor the Operating Partnership has incurred or expects to incur material liability under (A) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (B) Sections 412, 403, 431, 432 or 4971 of the Internal Revenue Code of 1986, as amended (the “Code”); and (iv) each “pension plan” for which either the Company or the Operating Partnership would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred thereunder, whether by action or by failure to act, which would cause the loss of such qualification.
(kk)    (i) The combined financial statements of Caesars Entertainment Outdoor included in the Registration Statement, the Time of Sale Prospectus and the Prospectus, together with the related schedules and notes thereto, present fairly in all material respects the financial position of Caesars Entertainment Outdoor as of the dates shown and its results of operations, equity and cash flows for the periods shown; (ii) the consolidated financial statements of the Company included in the Registration Statement, the Time of Sale Prospectus and the Prospectus, together with the related schedules and notes thereto, present fairly in all material respects the financial position of the Company as of the dates shown and its results of operations, stockholders’ equity and cash flows for the periods shown; (iii) the combined statement of investments of real estate assets to be contributed to the Company included in the Registration Statement, the Time of Sale Prospectus and the Prospectus, together with the related schedules and notes thereto, presents fairly in all material respects the real estate assets to be contributed to the Company as of the dates shown; and (iv) said financial statements have been prepared in conformity with the generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except to the extent expressly otherwise stated in the related notes thereto, and the supporting schedules, if any, included in the Registration Statement, the Time of Sale Prospectus and the Prospectus present fairly in all material respects in accordance with GAAP the information stated therein.
The unaudited pro forma condensed consolidated financial statements and the related notes thereto included in the Registration Statement, the Time of Sale Prospectus and the Prospectus have been prepared in accordance in all material respects with the applicable requirements of Regulation S-X under the Securities Act with respect to pro forma financial statements, and, in the opinion of the Company, the assumptions used in the preparation thereof are reasonable and provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, and the related adjustments used therein give appropriate effect to the transactions and circumstances referred to therein and the pro forma columns therein reflect the proper application of these adjustments to the corresponding historical financial statement amounts.
Other than the historical and the pro forma financial statements (and schedules) included in the Registration Statement, the Time of Sale Prospectus and the Prospectus or as expressly permitted by the Commission, no other historical or pro forma financial statements (or schedules) are required by the Securities Act to be included therein under the Securities Act or the rules and regulations thereunder.

All disclosures contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G under the Exchange Act, and Item 10 of Regulation S-K under the Securities Act, in each case to the extent applicable.
(ll)    The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions of the Company and its subsidiaries are executed in accordance with management’s general or specific authorizations; (ii) transactions of the Company and its subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets of the Company and its subsidiaries is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets of the Company and its subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Time of Sale Prospectus, since the date of the Company’s most recently audited financial statements, (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) has been identified and (ii) no change in the Company’s internal control over financial reporting has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Company’s internal control over financial reporting.
(mm)    The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.
(nn)    The Company has made a timely election to be subject to tax as a real estate investment trust (a “REIT”) pursuant to Sections 856 through 860 of the Code for its taxable year ended December 31, 2017. Commencing with its taxable year ended December 31, 2017, the Company was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation, as described in, and subject to the limitations, qualifications and assumptions set forth in, the Registration Statement, the Time of Sale Prospectus and the Prospectus, will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. All statements regarding the Company’s qualification and taxation as a REIT and descriptions of the Company’s organization and proposed method of operation (inasmuch as they relate to the Company’s qualification and taxation as a REIT) set forth in the Registration Statement, the Time of Sale

Prospectus and the Prospectus are accurate and fair summaries of the legal or tax matters described therein in all materials respects.
(oo)    The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof and have paid all taxes required to be paid thereon, except, in each case, where the failure to file such tax returns or pay such taxes would not have a Material Adverse Effect, or, except as such taxes currently being contested in good faith and for which reserves required by U.S. GAAP have been made, and no proposed tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or its subsidiaries and which could reasonably be expected to have) a Material Adverse Effect.
(pp)    The Company has taken all necessary actions to ensure that it is and will be in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder or implementing the provisions thereof (the “Sarbanes-Oxley Act”) that are then in effect.
(qq)    Neither the Company nor any of its subsidiaries or other controlled affiliates has taken or will take, directly or indirectly, any action which is designed, or would reasonably be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or the Underwritten Forward Shares or a violation of Regulation M under the Exchange Act.
(rr)    Any statistical, tenant and market-related data included in the Registration Statement, the Time of Sale Prospectus or the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate in all material respects and, to the extent required, the Company has obtained the written consent to the use of such data from such sources.
(ss)    The Shares, any Company Top-Up Underwritten Shares and the shares of Common Stock issuable pursuant to the Forward Sale Agreements have been approved for listing on the NYSE, subject to official notice of issuance.
(tt)    The shares of Common Stock qualify as an “actively-traded security” exempted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.
(uu)    The accountants who certified the financial statements and supporting schedules included in the Registration Statement, the Time of Sale Prospectus and the Prospectus are independent public accountants as required by

Securities Act and the rules and regulations under the Securities Act, the Exchange Act and the rules and regulations under the Exchange Act and the Public Company Accounting Oversight Board.
(vv)    The Company has the requisite corporate power and authority to execute and deliver the purchase agreements and transaction agreements referred to in the Registration Statement, the Time of Sale Prospectus and the Prospectus under the heading “Recent and Pending Acquisitions and Lease Modifications” and to perform its obligations thereunder.
2.    Representations and Warranties by the Forward Sellers. Each of the Forward Sellers, severally and not jointly, represents and warrants to and agrees with each of the Underwriters, the Company and the Operating Partnership that:
(a)    This Agreement has been duly authorized, executed and delivered by such Forward Seller.
(b)    The Forward Sale Agreement between the Company and the applicable Forward Purchaser has been duly authorized, executed and delivered by the such Forward Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Forward Purchaser, enforceable against such Forward Purchaser in accordance with its terms, except to the extent that enforceability may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors or (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought and, as to rights of indemnification and contribution, by federal or state securities law or principles of public policy.
(c)    Such Forward Seller shall, at the Forward Closing Date (as defined below), have the free and unqualified right, power and authority to transfer any Underwritten Borrowed Shares, to the extent that it is required to transfer such Underwritten Borrowed Shares hereunder, free and clear of any perfected security interest or any other security interests, claims, mortgages, pledges, liens, encumbrances or other restrictions of any kind; and upon delivery of such Underwritten Borrowed Shares and payment of the purchase price therefor as herein contemplated, assuming each of the Underwriters has no notice of any adverse claim, each of the Underwriters shall have the free and unqualified right to transfer the Underwritten Borrowed Shares purchased by it from such Forward Seller, free and clear of any perfected security interest or any other security interests, claims, mortgages, pledges, liens, encumbrances or other restrictions of any kind.
3.    Agreements to Sell and Purchase.

(a)    The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective number of Firm Shares set forth in Schedule I hereto opposite its name at $20.7475 per share (the “Purchase Price”).
(b)    On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Underwriters the Additional Shares, and the Underwriters shall have the right to purchase, severally and not jointly, up to 15,000,000 Additional Shares at the Purchase Price, provided, however, that the amount paid by the Underwriters for any Additional Shares shall be reduced by an amount per share equal to any dividends or distributions declared by the Company and payable on the Firm Shares but not payable on such Additional Shares. BofA Securities, Inc. may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice to the Company not later than 30 days after the date of this Agreement. Any exercise notice shall specify the number of Additional Shares to be purchased by the Underwriters and the date on which such shares are to be purchased. Each purchase date (an “Option Closing Date”) must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Shares nor later than ten business days after the date of such notice. On any Option Closing Date, each Underwriter agrees, severally and not jointly, to purchase the number of Additional Shares (subject to such adjustments to eliminate fractional shares as you may determine) that bears the same proportion to the total number of Additional Shares to be purchased on such Option Closing Date as the number of Firm Shares set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of Firm Shares.
(c)    On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, each of the Forward Sellers (with respect to the Underwritten Borrowed Shares) and the Company (with respect to any Company Top-Up Underwritten Shares), severally and not jointly, agree to sell to the Underwriters, and each Underwriter shall have the right to purchase, severally and not jointly, from such Forward Seller (with respect to the Underwritten Borrowed Shares) and the Company (with respect to any Company Top-Up Underwritten Shares) the respective number of Underwritten Forward Shares set forth in Schedule II hereto opposite its name at $20.7475 per share. Each of the Forward Seller’s obligations are several and not joint and extend solely to the respective number of Underwritten Borrowed Shares set forth in Schedule I hereto opposite its name.
(d)    If with respect to the Underwritten Forward Shares, (i) any of the representations and warranties of the Company or the Operating Partnership contained in Section 1 hereof or any certificate delivered by the Company or the

Operating Partnership pursuant hereto are not true and correct as of the Forward Closing Date as if made as of the Forward Closing Date; (ii) the Company or the Operating Partnership has not performed all of the obligations required to be performed by them under this Agreement on or prior to the Forward Closing Date; (iii) any of the conditions set forth in Section 6 hereof have not been satisfied on or prior to the Forward Closing Date; (iv) this Agreement shall have been terminated pursuant to Section 11 hereof on or prior to the Forward Closing Date or the Forward Closing Date shall not have occurred; (v) any of the conditions set forth in Section 3 of the Forward Sale Agreements shall not have been satisfied on or prior to the Forward Closing Date or (vi) any of the representations and warranties of the Company contained in the Forward Sale Agreements are not true and correct as of the Forward Closing Date as if made as of the Forward Closing Date (clauses (i) through (vi), together, the “Conditions”), then the applicable Forward Seller, in its sole discretion, may elect not to borrow and deliver for sale to the Underwriters the Underwritten Borrowed Shares otherwise deliverable on such date. In addition, in the event that a Forward Seller determines that (A) it or its affiliate is unable after using commercially reasonable efforts to borrow and deliver for sale a number of shares of Common Stock equal to the number of Underwritten Borrowed Shares to be sold by it hereunder in order to establish its commercially reasonable hedge position, (B) in its commercially reasonable judgment there exists a lack of sufficient liquidity in the shares of Common Stock or it is impracticable to so borrow and deliver for sale using commercially reasonable efforts, or (C) it or its affiliate would incur a stock loan cost of more than 200 basis points per annum with respect to all or any portion of such shares to do so, then, in each case, such Forward Seller shall only be required to deliver for sale to the Underwriters on the Forward Closing Date the aggregate number of shares of Common Stock that such Forward Seller or its affiliate is able to so borrow in connection with establishing its hedge position at or below such cost.
(e)    If any of the Forward Sellers elects, pursuant to Section 3(d), not to borrow and deliver for sale to the Underwriters on the Forward Closing Date the total number of Underwritten Borrowed Shares to be sold by it hereunder, such Forward Seller will notify the Company no later than 5:00 p.m., New York City time, on the business day prior to the Forward Closing Date. Notwithstanding anything to the contrary herein, in no event will the Company be required to issue or deliver the applicable Company Top-Up Underwritten Shares prior to the business day following notice to the Company of the relevant number of Underwritten Forward Shares so deliverable in accordance with this Section 3.
4.    Terms of Public Offering. The Company is advised by you that the Underwriters propose to make a public offering of their respective portions of the Shares and the Underwritten Forward Shares as soon after this Agreement and the Forward Sale Agreements are fully executed as in your judgment is advisable. The Company is further advised by you that the Shares and the Underwritten Forward Shares are to be offered to the public initially at $21.50 per share (the “Public Offering Price”) and to certain dealers selected by you at a price that represents a concession not in excess of $0.4193 per share under the Public Offering Price.
5.    Payment and Delivery.
(a)     Payment for the Firm Shares shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Firm Shares for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on June 28, 2019, or at such other time on the same or such other date, not later than June 28, 2019, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Date.”
(b)    Payment for any Additional Shares shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Shares for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 3(b) or at such other time on the same or on such other date, in any event not later than July 28, 2019, as shall be designated in writing by you.
(c)    The Shares and the Company Top-Up Underwritten Shares, if any, will be delivered to the Representatives in book-entry form through the facilities of The Depository Trust Company (“DTC”). The Shares and the Company Top-Up Underwritten Shares, if any, shall be registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be. The Shares and the Company Top-Up Underwritten Shares, if any, shall be delivered to you on the Closing Date or an Option Closing Date, as the case may be, for the respective accounts of the several Underwriters, with any transfer taxes payable in connection with the transfer of the Shares and the Company Top-Up Underwritten Shares, if any, to the Underwriters duly paid, against payment of the Purchase Price therefor.
(d)    Payment for the Underwritten Forward Shares shall be made by the Underwriters to the Forward Sellers (with respect to the Underwritten Borrowed Shares) or to the Company (with respect to any Company Top-Up Underwritten Shares) in Federal or other funds immediately available in New York City to bank accounts designated by each Forward Seller and the Company, as the case may be, against delivery to the Representatives for the respective accounts of the Underwriters of certificates or security entitlements for the Underwritten Forward Shares to be purchased by them at 10:00 a.m., New York City time, on June 28, 2019, or such other time not later than three business days after such date as shall be agreed upon by the Underwriters, the Forward Sellers or the Company, as applicable, or as provided in Section 10(a) hereof (such date and time of delivery and payment for such Underwritten Forward Shares being herein called the

“Forward Closing Date”). Delivery of the Underwritten Forward Shares shall be made, and the Underwritten Forward Shares shall be registered in, the name of Cede as nominee of DTC, and available for checking in New York, New York not later than 4:00 p.m., New York City time, on the business day prior to the Forward Closing Date. For purposes of this Agreement, references to “Closing Date” shall include the “Closing Date” and “Forward Closing Date,” unless the context otherwise requires.
6.    Conditions to the Obligations of the Underwriters and the Forward Sellers. The several obligations of the Underwriters and the Forward Sellers are subject to the following conditions:
(a)    Subsequent to the execution and delivery of this Agreement and the Forward Sale Agreements and prior to the Closing Date:
(i)    there shall not have occurred any downgrading, nor shall any public notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company or any of the subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and
(ii)    there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Shares and the Underwritten Forward Shares on the terms and in the manner contemplated in the Time of Sale Prospectus.
(b)    The Underwriters, the Forward Sellers and the Forward Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company and the General Partner of the Operating Partnership, to the effect set forth in Section 6(a)(i) above and to the effect that the representations and warranties of the Company and the Operating Partnership contained in this Agreement are true and correct as of the Closing Date and that each of the Company and the Operating Partnership has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date. The officer signing and delivering such certificate on behalf of the Company and the General Partner of the Operating Partnership may rely upon the best of his or her knowledge as to proceedings threatened.

(c)    The Underwriters, the Forward Sellers and the Forward Purchasers shall have received on the Closing Date an opinion of Hogan Lovells US LLP, outside counsel for the Company and the Operating Partnership, dated the Closing Date, with respect to the matters identified in Exhibits A-1 and A-2 hereto. In giving such opinions, such counsel may rely, as to matters of fact, to the extent it deems proper, on certificates of officers of the Company and the General Partner of the Operating Partnership and certificates of public officials.
(d)    The Underwriters, the Forward Sellers and the Forward Purchasers shall have received on the Closing Date an opinion of Sidley Austin LLP, in form and substance reasonably satisfactory to the Underwriters, the Forward Sellers and the Forward Purchasers. In giving such opinion such counsel may rely, as to all matters governed by Maryland law, upon the opinion of Hogan Lovells US LLP referred to in Section 6(c). In giving such opinions, such counsel may rely, as to matters of fact, to the extent it deems proper, on certificates of officers of the Company and the General Partner of the Operating Partnership and certificates of public officials.
(e)    The Underwriters, the Forward Sellers and the Forward Purchasers shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, the Forward Sellers and the Forward Purchasers, from Deloitte & Touche LLP, an independent registered public accounting firm, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information of the Company contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut‑off date” not earlier than the date hereof.
(f)    The “lock‑up” agreements, substantially in the form of Exhibit B hereto signed by the persons listed on Schedule IV hereto, relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.
(g)    FINRA has confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements relating to the offering of the Shares and the Underwritten Forward Shares.
(h)    On the Closing Date, the Shares, any Company Top-Up Underwritten Shares and the shares of Common Stock issuable by the Company pursuant to the Forward Sale Agreements shall have been approved for listing on the NYSE, subject only to official notice of issuance.

(i)    The several obligations of the Underwriters to purchase Additional Shares hereunder are subject to the delivery to you on the applicable Option Closing Date of the following:
(i)    a certificate, dated the Option Closing Date and signed by an executive officer of the Company and the General Partner of the Operating Partnership, confirming that the certificate delivered on the Closing Date pursuant to Section 6(b) hereof remains true and correct as of such Option Closing Date;
(ii)    an opinion of Hogan Lovells US LLP, outside counsel for the Company and the Operating Partnership, dated the Option Closing Date, relating to the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 6(c) hereof;
(iii)    an opinion of Sidley Austin LLP, counsel for the Underwriters, the Forward Sellers and the Forward Purchasers, dated the Option Closing Date, relating to the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 6(d) hereof;
(iv)    a letter dated the Option Closing Date, in form and substance satisfactory to the Underwriters, the Forward Sellers and the Forward Purchasers, from Deloitte & Touche LLP, independent public accountants, substantially in the same form and substance as the letter furnished to the Underwriters, the Forward Sellers and the Forward Purchasers pursuant to Section 6(e) hereof; provided that the letter delivered on the Option Closing Date shall use a “cut-off date” not earlier than three business days prior to such Option Closing Date; and
(v)    such other documents as you may reasonably request with respect to the good standing of the Company and the Operating Partnership, the due authorization and issuance of the Additional Shares to be sold on such Option Closing Date and other matters related to the issuance of such Additional Shares.
7.    Covenants of the Company. The Company covenants with each Underwriter, Forward Seller and Forward Purchaser as follows:
(a)    To furnish to each of the Representatives, the Forward Sellers, the Forward Purchasers and their counsel, without charge, signed copies of the Registration Statement (including exhibits thereto and documents incorporated by reference) and to deliver to each of the Underwriters, the Forward Sellers and the Forward Purchasers during the period mentioned in Section 7(e) or 7(f) hereof, as many copies of the Time of Sale Prospectus, the Prospectus, any documents incorporated by reference therein (excluding exhibits thereto or incorporated by reference therein) and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.
(b)    Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to the Representatives, the Forward Sellers and the Forward Purchasers a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which you reasonably object, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.
(c)    To furnish to the Representatives, the Forward Sellers and the Forward Purchasers a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which you reasonably object.
(d)    Not to take any action that would result in an Underwriter, a Forward Seller, a Forward Purchaser or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of such Underwriter, Forward Seller or Forward Purchaser, that such Underwriter, Forward Seller or Forward Purchaser, respectively, otherwise would not have been required to file thereunder.
(e)    If the Time of Sale Prospectus is being used to solicit offers to buy the Shares or the Underwritten Forward Shares at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, the Forward Sellers and the Forward Purchasers, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters, the Forward Sellers and the Forward Purchasers and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances under which they were made when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f)    If, during such period after the first date of the public offering of the Shares and the Underwritten Forward Shares as in the opinion of counsel for the Underwriters, the Forward Sellers and the Forward Purchasers the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer (the “Delivery Period”), any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances under which they were made when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the reasonable opinion of counsel for the Underwriters, the Forward Sellers and the Forward Purchasers, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters, the Forward Sellers, the Forward Purchasers and to the dealers (whose names and addresses you will furnish to the Company) to which Shares or Underwritten Forward Shares may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances under which they were made when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.
(g)    During the Delivery Period to advise each Underwriter, Forward Seller and Forward Purchaser, promptly after it receives notice thereof, of the issuance of any stop order by the Commission, of the suspension of the qualification of the Shares or the Underwritten Forward Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information; and, in the event of the issuance of any such stop order or of any order preventing or suspending the use of any prospectus relating to the Shares or the Underwritten Forward Shares or suspending any such qualification, to promptly use its commercially reasonable efforts to obtain its withdrawal.
(h)    To use its reasonable best efforts to qualify the Shares and the Underwritten Forward Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request and to maintain such qualifications in effect so long as required to complete the distribution of the Shares and the Underwritten Forward Shares; provided that in no event shall the Company be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it is not so qualified or to subject it to taxation in any jurisdiction where it is not otherwise so subject.

(i)    To make generally available to the Company’s security holders and to you as soon as practicable an earnings statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.
(j)    The Company will use its best efforts to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2019, and, unless the Board determines otherwise, use its best efforts to remain qualified for taxation as a REIT thereafter.
(k)    The Company will cooperate with the Underwriters, the Forward Sellers and the Forward Purchasers and use its best efforts to permit the Shares, the Underwritten Forward Shares and any shares of Common Stock issuable by the Company pursuant to the Forward Sale Agreements to be eligible for clearance, settlement and trading through the facilities of DTC.
(l)    Whether or not the transactions contemplated in this Agreement or the Forward Sale Agreements are consummated or this Agreement or any of the Forward Sale Agreements is terminated, the Company will to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement and the Forward Sale Agreements, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the Shares and the Underwritten Forward Shares under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including the filing fees payable to the Commission relating to the Shares and the Underwritten Forward Shares (within the time required by Rule 456(b)(1), if applicable), all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters, the Forward Sellers, the Forward Purchasers and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Shares, the Underwritten Forward Shares and the shares of Common Stock issuable by the Company pursuant to the Forward Sale Agreements to the Underwriters, the Forward Sellers and the Forward Purchasers, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Shares and the Underwritten Forward Shares under state securities laws and all expenses in connection with the qualification of the Shares and the Underwritten Forward Shares for offer and sale under state securities laws as provided in Section 7(h) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters, the Forward Sellers and the Forward Purchasers in

connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum; (iv) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters, the Forward Sellers and the Forward Purchasers incurred in connection with the review and qualification of the offering of the Shares, the Underwritten Forward Shares and the shares of Common Stock issuable by the Company pursuant to the Forward Sale Agreements by FINRA which shall not exceed $10,000; (v) all costs and expenses incident to listing the Shares, the Underwritten Forward Shares and the shares of Common Stock issuable by the Company pursuant to the Forward Sale Agreements on the NYSE and, if the Company so elects, other national securities exchanges and foreign stock exchanges, (vi) the cost of printing certificates representing the Shares, the Underwritten Forward Shares and the shares of Common Stock issuable by the Company pursuant to the Forward Sale Agreements, (vii) the costs and charges of any transfer agent, registrar or depositary, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Shares and the Underwritten Forward Shares, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and one-half of the cost of any aircraft chartered in connection with the road show, (ix) the document production charges and expenses associated with printing this Agreement and the Forward Sale Agreements, and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder and pursuant to the Forward Sale Agreements for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 9 entitled “Indemnity and Contribution” and the last paragraph of Section 12 below, the Underwriters, the Forward Sellers and the Forward Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, stock transfer taxes payable on resale of any of the Shares or Underwritten Forward Shares by them, any advertising expenses connected with any offers they may make, one-half of the cost of any aircraft chartered in connection with the road show, any lodging, commercial airfare and other expenses attributable to employees of the Underwriters (including in connection with the road show), and other expenses incurred by the Underwriters, the Forward Sellers or the Forward Purchasers on their own behalf in connection with presentations to prospective purchasers of the Shares and the Underwritten Forward Shares.
(m)    Each of the Company and the Operating Partnership also covenants with each Underwriter, Forward Seller and Forward Purchaser that, without the prior written consent of BofA Securities, Inc.on behalf of the Underwriters, it will not, during the period ending 60 days after the date of the

Prospectus (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock.
The foregoing sentence shall not apply to (a) the Shares or the Company Top-Up Underwritten Shares to be sold hereunder, (b) the entrance into the Forward Sale Agreements and issuance, sale and delivery of shares of Common Stock pursuant to the Forward Sale Agreements, (c) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion or exchange of a security outstanding on the date hereof and referred to in the Registration Statement, the Time of Sale Prospectus and the Prospectus, (d) the grant of restricted stock, options or other equity awards pursuant to employee benefit plans of the Company referred to in the Registration Statement, the Time of Sale Prospectus and the Prospectus, provided that the recipients thereof execute and deliver to the Representatives a “lock-up” agreement substantially in the form of Exhibit B for the remainder of the Restricted Period or, in the case of options or restricted stock units, such options or restricted stock units do not become exercisable, or settled, as applicable during the Restricted Period, (e) any shares of Common Stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan referred to in the Registration Statement, the Time of Sale Prospectus and the Prospectus, (f) the filing of a registration statement with the Commission on Form S-8 relating to the offering of securities in accordance with the terms of an equity incentive plan, employee benefit plan, employment agreement or similar arrangement, (g) any direct or indirect offers, negotiations or discussions of transactions contemplating the issuance of shares of Common Stock or any securities convertible into or exercisable or exchangeable for such shares of Common Stock in connection with mergers, acquisitions or joint ventures as contemplated by clause (c), (h) the issuance of shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock in connection with bona fide mergers, acquisitions or joint ventures in an amount not to exceed 10% of the outstanding shares of Common Stock on a fully diluted basis (but prior to giving effect to the issuance of such securities in the relevant transaction) and as adjusted for stock splits, stock dividends and similar events as of the date of the acquisition or other definitive agreement relating to the transaction and the filing of a registration statement with respect to, and the making of a public announcement in respect of, or disclosing the intent to engage in, such transaction, provided that, in the case of clauses (g) or (h), any recipient of such securities shall execute and deliver to the Representatives a “lock-up” agreement substantially in the form of Exhibit B hereto with respect to such shares (it being understood that issuances in excess of 10% of the outstanding shares may be made with the prior written consent of BofA Securities, Inc.) or (i) the establishment (or amendment) of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the Company regarding the establishment or amendment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period.

8.    Covenants of the Underwriters and the Forward Sellers. Each of the Underwriters and the Forward Sellers, severally and not jointly, covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter or Forward Seller, that otherwise would not be required to be filed by the Company thereunder, but for the action of such Underwriter or Forward Seller.
9.    Indemnity and Contribution.
(a)    The Company and the Operating Partnership, jointly and severally, agree to indemnify and hold harmless each Underwriter, Forward Seller, Forward Purchaser, their directors, their officers, each person, if any, who controls any Underwriter, Forward Seller or Forward Purchaser, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of any Underwriter, Forward Seller or Forward Purchaser, within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any road show as defined in Rule 433(h) under the Securities Act (a “road show”), or the Prospectus or any amendment or supplement thereto or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon the Underwriter Information.

(b)    Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Forward Sellers, the Forward Purchasers and the Company, its directors, its officers who sign the Registration Statement, the Operating Partnership and each person, if any, who controls the Company, the Operating Partnership, a Forward Seller or a Forward Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity (contained in Section 9(a)) from the Company and the Operating Partnership to such Underwriter, but only with reference to the Underwriter Information.
(c)    In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 9(a) or 9(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
(d)    To the extent the indemnification provided for in Section 9(a) or 9(b) hereof is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Operating Partnership, on the one hand, and the Underwriters, the Forward Sellers and the Forward Purchasers, on the other hand, from the offering of the Shares and the Underwritten Forward Shares or (ii) if the allocation provided by Section 9(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Section 9(d)(i) above but also the relative fault of the Company and the Operating Partnership, on the one hand, and of the Underwriters, the Forward Sellers and the Forward Purchasers, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the parties shall be deemed to be the same respective proportions as: (i) in the case of the Company and the Operating Partnership, the net proceeds from the offering of the Shares and the Underwritten Forward Shares (before deducting expenses) received by the Company and the Operating Partnership (such net proceeds shall include the proceeds to be received by the Company pursuant to the Forward Sale Agreements, assuming Physical Settlement (as defined in the Forward Sale Agreements) of the Forward Sale Agreements at the Initial Forward Price (as defined in the Forward Sale Agreements)); (ii) in the case of the Underwriters, the total underwriting discounts and commissions received by the Underwriters and (iii) in the case of the Forward Sellers and the Forward Purchasers, the aggregate Spread (as defined in the Forward Sale Agreements) retained by the Forward Purchasers under the Forward Sale Agreements, net of any costs associated therewith, as reasonably determined by the Forward Sellers and the Forward Purchasers. The relative fault of the Company and the Operating Partnership, on the one hand, and the Underwriters, the Forward Sellers and the Forward Purchasers, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Operating Partnership or by the Underwriters, the Forward Sellers or the Forward Purchasers

and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 9 are several in proportion to the respective number of Shares and Underwritten Forward Shares they have purchased hereunder, and not joint.
(e)    The Company, the Operating Partnership, the Underwriters, the Forward Sellers and the Forward Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 9(d) hereof. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 9(d) hereof shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares and the Underwritten Forward Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.
(f)    The indemnity and contribution provisions contained in this Section 9 and the representations, warranties and other statements of the Company and the Operating Partnership contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement or any of the Forward Sale Agreements, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter, or by or on behalf of any Forward Seller or any Forward Purchaser, any person controlling any Forward Seller or any affiliate of any Forward Seller or on behalf of the Company, its officers or directors, the Operating Partnership or any person controlling the Company or the Operating Partnership and (iii) acceptance of and payment for any of the Shares and the Underwritten Forward Shares.
10.    Additional Issuance and Sale by the Company.

(a)    In the event that (i) all the Conditions are not satisfied on or prior to the Forward Closing Date (in respect of the Underwritten Borrowed Shares) and any of the Forward Sellers elects, pursuant to Section 3(d) hereof not to deliver the total number of Underwritten Borrowed Shares deliverable by such Forward Seller hereunder or (ii) in such Forward Seller’s commercially reasonable judgment, such Forward Seller determines that (A) it or its affiliate is unable after using commercially reasonable efforts to borrow and deliver for sale a number of shares of Common Stock equal to the number of Underwritten Borrowed Shares to be sold by it hereunder in order to establish its commercially reasonable hedge position, (B) in its commercially reasonable judgment there exists a lack of sufficient liquidity in the shares of Common Stock or it is impracticable to so borrow and deliver for sale using commercially reasonable efforts, or (C) it or its affiliate would incur a stock loan cost of more than 200 basis points per annum with respect to all or any portion of such shares to do so, then, in each case, such Forward Seller shall only be required to deliver for sale to the Underwriters on the Forward Closing Date the aggregate number of shares of Common Stock that such Forward Seller or its affiliate is able to so borrow in connection with establishing its hedge position at or below such cost, then, in each case, the Company shall issue and sell to the Underwriters on the Forward Closing Date pursuant to Section 3(b) and 5(d) hereof, in whole but not in part, an aggregate number of shares of Common Stock equal to the number of Underwritten Borrowed Shares otherwise deliverable on such date that such Forward Seller does not so deliver and sell to the Underwriters. In connection with any such issuance and sale by the Company, the Company or the Representatives shall have the right to postpone the Forward Closing Date for a period not exceeding three business days in order to effect any required changes in any documents or arrangements. The shares of Common Stock sold by the Company to the Underwriters pursuant to this Section 10(a) in lieu of any Underwritten Borrowed Shares are referred to herein as the “Company Top-Up Underwritten Shares.”
(b)    Neither any of the Forward Sellers nor any of the Forward Purchasers shall have any liability whatsoever for any Underwritten Borrowed Shares that such Forward Seller does not deliver and sell to the Underwriters or any other party if (i) any of the Conditions are not satisfied on or prior to the Forward Closing Date and such Forward Seller elects, pursuant to Section 3(d) hereof not to deliver and sell to the Underwriters the Underwritten Borrowed Shares to be sold by it or (ii) in such Forward Seller’s commercially reasonable judgment, such Forward Seller determines that (A) it or its affiliate is unable after using commercially reasonable efforts to borrow and deliver for sale a number of shares of Common Stock equal to the number of Underwritten Borrowed Shares to be sold by it hereunder in order to establish its commercially reasonable hedge position, (B) in its commercially reasonable judgment there exists a lack of sufficient liquidity in the shares of Common Stock or it is impracticable to so borrow and deliver for sale using commercially reasonable efforts, or (C) it or its affiliate would incur a stock loan cost of more than 200 basis points per annum with respect to all or any portion of such shares to do so, then, in each case, such Forward Seller shall only be required to deliver for sale to the Underwriters on the Forward Closing Date the aggregate number of shares of Common Stock that such Forward Seller or its affiliate is able to so borrow in connection with establishing its hedge position at or below such cost. In each case, such Forward Seller shall only be required to deliver for sale to the Underwriters on the Forward Closing Date the aggregate number of shares of Common Stock that such Forward Seller or its affiliate is able to so borrow in connection with establishing its hedge position at or below such cost.
11.    Termination. The Underwriters may terminate this Agreement by notice given by the Representatives to the Company, the Forward Sellers and the Forward Purchasers, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the NYSE or the NASDAQ Global Market, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over‑the‑counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Shares or the Underwritten Forward Shares on the terms and in the manner contemplated in the Registration Statement, the Time of Sale Prospectus or the Prospectus.
12.    Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.
If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Shares or Underwritten Forward Shares that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Shares and Underwritten Forward Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one‑tenth of the aggregate number of the Shares and Underwritten Forward Shares to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Firm Shares set forth opposite their respective names in Schedule I bears to the aggregate number of Firm Shares set forth opposite the names of all such non‑defaulting Underwriters, or in such other proportions as you may specify, to purchase the Shares and the Underwritten Forward Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the aggregate number of Shares and Underwritten Forward Shares that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 12 by an amount in excess of one‑ninth of such aggregate number of Shares and Underwritten Forward Shares without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Shares and Underwritten Forward Shares and the aggregate number of Shares and Underwritten Forward Shares with respect to which such default occurs is more than one‑tenth of the aggregate number of Shares and Underwritten Forward Shares to be purchased on such date, and arrangements satisfactory to you and the Company or the Forward Sellers, as the case may be, for the purchase of such Shares and Underwritten Forward Shares are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non‑defaulting Underwriter, the Company or the Operating Partnership. In any such case you, the Company and any Forward Seller, as applicable, shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Additional Shares and the aggregate number of Additional Shares with respect to which such default occurs is more than one‑tenth of the aggregate number of Additional Shares to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Additional Shares to be sold on such Option Closing Date or (ii) purchase not less than the number of Additional Shares that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.
If this Agreement shall be terminated by the Underwriters, the Forward Sellers, the Forward Purchasers, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement (which, for the purposes of this Section 12, shall not include termination by the Underwriters under items (i), (iii), (iv) or (v) of Section 11), the Company will reimburse the Underwriters, the Forward Sellers and the Forward Purchasers or any of them that have so terminated this Agreement with respect to themselves, severally, for all out‑of‑pocket expenses (including the fees and disbursements of their external counsel) reasonably incurred by such Underwriters, Forward Sellers and Forward Purchasers in connection with this Agreement and the Forward Sale Agreements or the offering contemplated hereunder and thereunder.
13.    Entire Agreement.
(a)    This Agreement, together with any contemporaneous written agreements, including the Forward Sale Agreements, and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Shares and the Underwritten Forward Shares, represents the entire agreement among the Company, the Operating Partnership, the Underwriters, the Forward Sellers and the Forward Purchasers with respect to the Registration Statement, the preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Shares and Underwritten Forward Shares.
(b)    The Company and the Operating Partnership acknowledge that in connection with the offering of the Shares and the Underwritten Forward Shares (i) the Underwriters, the Forward Sellers and the Forward Purchasers have acted at arms length, are not agents of, and owe no fiduciary duties to, the Company, the Operating Partnership or any other person, (ii) the Underwriters, the Forward Sellers and the Forward Purchasers owe the Company and the Operating Partnership only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters, the Forward Sellers and the Forward Purchasers may have interests that differ from those of the Company and the Operating Partnership. The Company and the Operating Partnership waive to the full extent permitted by applicable law any claims they may have against the Underwriters, the Forward Sellers and the Forward Purchasers arising from an alleged breach of fiduciary duty in connection with the offering of the Shares and the Underwritten Forward Shares.
14.    Recognition of the U.S. Special Resolution Regimes.
(a)    In the event that any Underwriter, Forward Seller or Forward Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter, Forward Seller or Forward Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)    In the event that any Underwriter, Forward Seller or Forward Purchaser that is a Covered Entity or a BHC Act Affiliate of such party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
(c)    For purposes of this Section 14, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
15.    Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
16.    Applicable Law. This Agreement or any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied.
17.    Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.
18.    Notices. All communications hereunder shall be in writing and effective only upon receipt and:
(a)    If to the Underwriters shall be delivered, mailed or sent to you at BofA Securities, Inc., One Bryant Park, New York, New York 10036, Attention: Syndicate Department (Fax: (646) 855-3073), with a copy to ECM Legal (Fax: (212) 230-8730); Deutsche Bank Securities Inc., 60 Wall Street, 2nd Floor, New York, New York 10005, Attention: Equity Capital Markets – Syndicate Desk, with a copy to Deutsche Bank Securities Inc., 60 Wall Street, 36th Floor, New York, New York 10005, Attention: General Counsel (Fax: (646) 374-1071); Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282-2198, Attention: Registration Department (Fax: (212) 902-9316) and Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department;
(b)    If to the Forward Sellers or the Forward Purchasers shall be delivered, mailed or sent to BofA Securities, Inc. and Bank of America, N.A. at c/o BofA Securities, Inc., Bank of America Tower at One Bryant Park, New York, New York 10036, Attention: Rohan Handa; Deutsche Bank Securities Inc. and Deutsche Bank AG, London Branch, c/o Deutsche Bank Securities Inc. 60 Wall Street, New York, New York 10005, Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282-2198, Attention: Registration Department and

Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department; and
(c)    If to the Company shall be delivered, mailed or sent to VICI Properties Inc., 430 Park Avenue, 8th Floor, New York, New York 10022, Attention: Samantha S. Gallagher, with a copy to Hogan Lovells US LLP, Columbia Square, 555 Thirteenth Street, NW, Washington, D.C. 20004, Attention: David W. Bonser (fax no.: (202) 637-5910).
19.    Waiver of Jury Trial. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
20.    Submission to Jurisdiction. Each of the parties hereto (i) submits to the exclusive jurisdiction of the U.S. federal and New York state courts in the Borough of Manhattan in New York City in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; (ii) waives any objection which it may now or hereafter have to the laying of venue of any such suit or proceeding in such courts; and (iii) agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon such party, as applicable, and may be enforced in any court to the jurisdiction of which such party, as applicable, is subject by a suit upon such judgment.
[Signature pages follow]

Very truly yours, VICI Properties Inc.
By:	/s/ David A. Kieske
Name: David A. Kieske
Title: Chief Financial Officer

VICI Properties L.P.
By: VICI Properties GP LLC, its general partner
By:	/s/ David A. Kieske
Name: David A. Kieske
Title: Chief Financial Officer

[Signature Page to the Underwriting Agreement]

Accepted as of the date hereof BofA Securities, Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC
Acting severally on behalf of themselves and the several Underwriters named in Schedule I hereto.

By:	BofA Securities, Inc.

By:	/s/ Evan Ladouceur
Name: Evan Ladouceur
Title: Managing Director

By:	Deutsche Bank Securities Inc.

By:	/s/ Ben Darsney
Name: Ben Darsney
Title: Director
By:	/s/ Paul Stowell
Name: Paul Stowell
Title: Managing Director

By:	Goldman Sachs & Co. LLC

By:	/s/ Raffael Fiumara
Name: Raffael Fiumara
Title: Vice President

By:	Morgan Stanley & Co. LLC

[Signature Page to the Underwriting Agreement]

By:	/s/ Jon Sierant
Name: Jon Sierant
Title: Executive Director

[Signature Page to the Underwriting Agreement]

SCHEDULE I

Underwriter	Number of Firm Shares To Be Purchased
BofA Securities, Inc.	5,667,752
Deutsche Bank Securities Inc.	5,667,752
Goldman Sachs & Co. LLC	5,667,752
Morgan Stanley & Co. LLC	5,667,752
Citigroup Global Markets, Inc.	2,054,842
J.P. Morgan Securities LLC	2,054,842
Wells Fargo Securities, LLC	1,614,519
Citizens Capital Markets, Inc.	587,098
Barclays Capital Inc.	1,320,970
UBS Securities LLC	1,320,970
SunTrust Robinson Humphrey, Inc.	1,027,421
Credit Suisse Securities (USA) LLC	440,323
Stifel, Nicolaus & Company, Incorporated	440,323
Evercore Group L.L.C.	244,614
Jefferies LLC	244,614
Ladenburg Thalmann & Co. Inc.	244,614
Nomura Securities International, Inc.	244,614
Robert W. Baird & Co. Incorporated	244,614
Union Gaming Securities, LLC	244,614
Total:	35,000,000

II-1

SCHEDULE II

Underwriter	Number of Underwritten Forward Shares To Be Purchased
BofA Securities, Inc.	10,525,824
Deutsche Bank Securities Inc.	10,525,824
Goldman Sachs & Co. LLC	10,525,824
Morgan Stanley & Co. LLC	10,525,824
Citigroup Global Markets, Inc.	3,816,136
J.P. Morgan Securities LLC	3,816,136
Wells Fargo Securities, LLC	2,998,392
Citizens Capital Markets, Inc.	1,090,324
Barclays Capital Inc.	2,453,230
UBS Securities LLC	2,453,230
SunTrust Robinson Humphrey, Inc.	1,908,068
Credit Suisse Securities (USA) LLC	817,742
Stifel, Nicolaus & Company, Incorporated	817,742
Evercore Group L.L.C.	454,284
Jefferies LLC	454,284
Ladenburg Thalmann & Co. Inc.	454,284
Nomura Securities International, Inc.	454,284
Robert W. Baird & Co. Incorporated	454,284
Union Gaming Securities, LLC	454,284
Total:	65,000,000

Forward Seller	Number of Underwritten Borrowed Shares To Be Sold
BofA Securities, Inc.	16,250,000
Deutsche Bank Securities Inc.	16,250,000
Goldman Sachs & Co. LLC	16,250,000
Morgan Stanley & Co. LLC	16,250,000
Total:	65,000,000

II-1

SCHEDULE III
Time of Sale Prospectus

1.	Preliminary Prospectus issued June 24, 2019

2.	Free Writing Prospectuses: None.

3.	35,000,000 Firm Shares and up to 15,000,000 Additional Shares, offered to the public initially at $21.50 per share.

4.	65,000,000 Underwritten Forward Shares, offered to the public initially at $21.50 per share.

III-1

SCHEDULE IV
List of Persons Subject to Lock-up

1.	Edward B. Pitoniak

2.	John W. R. Payne

3.	Samantha Sacks Gallagher

4.	David A. Kieske

5.	Gabriel F. Wasserman

6.	James R. Abrahamson

7.	Diana F. Cantor

8.	Eric L. Hausler

9.	Elizabeth I. Holland

10.	Craig Macnab

11.	Michael D. Rumbolz

IV-1